Exhibit 99.1

NEWS RELEASE

HECLA REPORTS FOURTH QUARTER AND YEAR 2016 RESULTS

Record silver production of 17.2 million ounces and record $646 million of sales in 2016.

For The Period Ended: December 31, 2016

For Release: February 23, 2017

COEUR D'ALENE, IDAHO -- Hecla Mining Company (NYSE:HL) today announced fourth quarter and year end 2016 financial and operating results.

FOURTH QUARTER AND FULL YEAR 2016 HIGHLIGHTS

	Q4 2016		Q4/16 vs. Q4/15	2016		2016 vs. 2015
Net income applicable to common shareholders	$20.1 M	$0.05/share	132%	$69.0 M	$0.18/share	179%
Adjusted net income[1]	$11.2 M	$0.03/share	34%	$60.7 M	$0.16/share	277%
Sales	$164.2 M		42%	$646.0 M		46%
Cash provided by operating activities	$52.1 M		90%	$225.3 M		111%
Adjusted EBITDA[2]	$65.1 M		89%	$264.6 M		127%
Net debt/adjusted EBITDA[2,5]				1.2X		(61)%
Free cash flow [3]	$7.7 M		152%	$44.5 M		243%
Cash and cash eq. & short term investments	$198.9 M		28%	$198.9 M		28%
Silver production	3.98 M oz		9%	17.2 M oz		48%
Gold production	63.2 K oz		5%	233.9 K oz		24%
Silver equivalent production[4]	12.1 M oz		8%	46.1 M oz		23%

•	San Sebastian produced 4.3 million ounces of silver and 34,042 ounces of gold, generating $93.9 million of cash provided by operating activities with only $1.5 million of capital.

•	East Mine Crown Pillar (EMCP) pit at Casa Berardi fully operational, increasing mill throughput and gold production.

•	First hardrock mining company to receive independent certification under CORESafety.

•	Maintained proven and probable silver reserve levels despite record silver production, lowered exploration budget and $14.50/oz silver used for calculation, among the lowest in industry.

•	Acquired the Montanore Project, a large silver-copper development asset in Montana.

•	Estimated 2017 silver equivalent production of 46.5-49.4 million ounces (or gold equivalent production of 655,000-696,000 ounces), higher than 2016's record production.[10]

"We finished 2016 strongly, with record silver and silver equivalent production for the year and robust performance at all our mines driving record sales, strong net income and more than doubling adjusted EBITDA over last year," said Phillips S. Baker, Jr., Hecla's President and CEO. "And despite using one of the most conservative price assumptions in the industry, we almost completely replaced the silver reserves that were mined, a very satisfying achievement considering our record silver production levels and lowest exploration budget since 2009."

Investor Relations, Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com

"Looking to 2017, we estimate our silver equivalent production will be higher than the record we set in 2016, benefiting from higher metals prices and strong performance from our mines. We expect the grade at Greens Creek to revert towards its silver resource grade, and San Sebastian to generate strong cash flow as we extend the mine life by beginning underground mining later this year. And while our silver cost of sales is estimated to increase to $358 million in 2017, our cash cost, after by-product credits is estimated to be $2.75 per silver ounce, down from $3.10 in 2016 and our all in sustaining cost (AISC), after by-product credits, is estimated to be $11.50 per silver ounce." Mr. Baker continued.

SILVER AND GOLD RESERVE SUMMARY

Hecla ended the year with proven and probable silver reserves of 172 million ounces, a decrease of 2% over December 31, 2015 levels using a price assumption of $14.50/oz that is unchanged from last year and is among the lowest in the industry. Proven and probable gold reserves of 2.0 million ounces decreased by 3% over December 31, 2015 levels using an assumption of $1,200/oz, a 9% increase from last year’s $1,100/oz assumption.

Please refer to the reserves and resources table at the end of this press release, or to the press release entitled "Hecla Reports Silver Reserves of 172 Million Ounces and Gold Reserves of 2.0 Million Ounces", issued on February 22, 2017 for the breakdown between proven and probable reserve and resource levels as well as a detailed summary of the Company's exploration programs.

FINANCIAL OVERVIEW

	Fourth Quarter Ended		Twelve Months Ended
HIGHLIGHTS	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
FINANCIAL DATA
Sales (000)	$164,245	$115,337	$645,957	$443,567
Gross profit (000)	$43,548	$11,735	$191,506	$38,511
Income (loss) applicable to common stockholders (000)	$20,124	$(63,101)	$68,995	$(87,520)
Basic and diluted income (loss) per common share	$0.05	$(0.17)	$0.18	$(0.23)
Net income (loss) (000)	$20,262	$(62,963)	$69,547	$(86,968)
Cash provided by operating activities (000)	$52,214	$27,477	$225,328	$106,445

Net income applicable to common stockholders for the fourth quarter and full year of 2016, respectively, was $20.1 million and $69.0 million, or $0.05 and $0.18 per basic share, respectively, compared to net losses of $63.1 million and $87.5 million, or $0.17 and $0.23 per basic share, respectively, for the fourth quarter and full year of 2015. Among items impacting the results for the 2016 periods compared to 2015 were the following:

•

Sales for the fourth quarter were 42% higher than the same period of 2015. Full year 2016 sales were 46% higher than 2015, mainly due to a 48% and 24% increase in annual silver and gold production, respectively, as well as higher silver and gold prices in 2016.

•

Cost of sales and other direct production costs and depreciation, depletion and amortization ("cost of sales"), for the fourth quarter and full year 2016, of $120.7 million and $454.5 million, respectively, were higher than the fourth quarter and full year 2015 by 17%, and 12%, respectively, mainly due to San Sebastian being in commercial production.

•

Cash cost, after by-product credits, per silver ounce for the fourth quarter 2016, decreased to $1.64, or 71%, compared to the fourth quarter of 2015, and for the year decreased to $3.10, or 47%, over the prior year period, mainly due to the addition of silver production at San Sebastian and higher silver production at Greens Creek and Lucky Friday.[7]

Investor Relations, Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com

•

Cash cost, after by-product credits, per gold ounce increased to $800, or 35% for the fourth quarter 2016 over the prior year fourth quarter period, principally due to the expensing of stripping costs for the new East Mine Crown Pillar ("EMCP") pit at Casa Berardi.[7,8]

•

A $4.8 million foreign exchange gain was recognized in the fourth quarter of 2016, compared to a $5.0 million foreign exchange gain recognized in the prior year fourth quarter, due primarily to strengthening of the Canadian dollar on deferred tax assets.

•

Income tax provisions for the fourth quarters 2016 and 2015, of $4.8 million and $60.5 million, respectively. Annual income tax provisions for 2016 and 2015 of $27.4 million and $56.3 million, respectively. The tax provision in 2015 included net increases to the Company’s valuation allowance of $54 million for the fourth quarter and $67 million for the year.

Cash provided by operating activities of $52.2 million for the fourth quarter 2016, was $24.7 million higher compared to the fourth quarter of 2015. For the year 2016, $225.3 million in cash was provided by operating activities, as compared to $106.4 million in 2015. In each case, the higher cash provided by operating activities resulted from higher production and metals prices.

Capital expenditures (excluding capitalized interest) at the operations totaled $39.0 million for the fourth quarter 2016, of which expenditures were $17.5 million at Casa Berardi, $11.8 million at Greens Creek, $9.3 million at Lucky Friday, and $0.3 million at San Sebastian. Capital expenditures (excluding capitalized interest) for the year 2016, totaled $158.0 million at the operations.

General and administrative (G&A) expenditures for the full year 2016, were $11 million higher than 2015, principally due to an accrual under the Company's compensation plans resulting from the strong performance against annual and long term incentive goals, including cash flow, production and total shareholder return.

Metals Prices

Average realized silver prices in the fourth quarter and full year 2016 were $16.59 and $17.16 per ounce, 16% and 10% higher than the prior periods, respectively. Realized prices for gold for the fourth quarter and full year 2016 were $1,202 and $1,245 per ounce, respectively, 10% and 8% higher than the prior periods. Realized prices for lead were 2% higher and zinc 10% higher for the 2016 periods than 2015.

Base Metals Forward Sales Contracts

The following table summarizes the quantities of base metals committed under financially settled forward contracts for forecasted sales at December 31, 2016:

	Pounds Under Contract (in thousands)		Average Price per Pound
	Zinc	Lead	Zinc	Lead
CONTRACTS ON FORECASTED SALES
2017 settlements	35,384	17,637	$1.19	$1.03
2018 settlements	13,779	5,732	$1.21	$1.05
2019 settlements	—	—	$—	$—

The contracts represent 18% of the forecasted payable zinc production for the three-year period 2017-2019 at an average price of $1.20 per pound and 10% of the forecasted payable lead production for the three-year period 2017-2019 at an average price of $1.04 per pound.

Investor Relations, Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com

OPERATIONS OVERVIEW

Overview

The following table provides a summary of the production, cost of sales, cash cost, after by-product credits, per silver and gold ounce, and AISC, after by-product credits, per silver and gold ounce, for the fourth quarter and twelve months ended December 31, 2016 and 2015 (AISC for the 2016 periods only)6:

Fourth Quarter and Year Ended				Greens Creek		Lucky Friday	Casa Berardi		San Sebastian
December 31, 2016		Silver	Gold	Silver	Gold	Silver	Gold	Silver	Silver	Gold
Production (ounces)	Q4	3,976,552	63,150	2,232,855	14,415	874,019	41,693	9,607	860,071	7,042
	Year	17,177,317	233,929	9,253,543	53,912	3,596,010	145,975	33,641	4,294,123	34,042
Increase/(decrease)	Q4	9%	5%	(13)%	(16)%	(11)%	(1)%	8%	N/A	N/A
	Year	48%	24%	9%	(11)%	19%	14%	14%	N/A	N/A
Cost of sales and other direct production costs and depreciation, depletion and	Q4	$71,623	$49,074	$44,311	N/A	$19,514	$49,074	N/A	$7,798	N/A
amortization (000)	Year	$298,740	$155,711	$191,297	N/A	$76,210	$155,711	N/A	$31,233	N/A
Cash costs, after by-product credits,	Q4	$1.64	$800	$1.19	N/A	$7.50	$800	N/A	$(3.12)	N/A
per silver or gold ounce [7,8]	Year	$3.10	$764	$3.84	N/A	$8.89	$764	N/A	$(3.35)	N/A
AISC, after byproduct credits[6]	Q4	$11.44	$1,247	$7.03	N/A	$18.51	$1,247	N/A	$(0.66)	N/A
	Year	$11.68	$1,244	$9.42	N/A	$20.66	$1,244	N/A	$(1.99)	N/A

Fourth Quarter and Year Ended				Greens Creek		Lucky Friday	Casa Berardi		San Sebastian
December 31, 2015		Silver	Gold	Silver	Gold	Silver	Gold	Silver	Silver	Gold
Production (ounces)	Q4	3,644,310	60,350	2,568,025	17,198	985,698	42,282	8,910	81,677	870
	Year	11,591,603	189,327	8,452,153	60,566	3,028,134	127,891	29,639	81,677	870
Cost of sales and other direct production costs and depreciation, depletion and	Q4	$64,441	$39,161	$48,514	N/A	$15,927	$39,161	N/A	0	N/A
amortization (000)	Year	$260,498	$144,558	$195,276	N/A	$65,222	$144,558	N/A	0	N/A
Cash costs, after by-product credits,	Q4	$5.55	$591	$4.18	N/A	$9.02	$591	N/A	$6.71	N/A
per silver or gold ounce [7,8]	Year	$5.85	$772	$3.91	N/A	$11.23	$772	N/A	$6.71	N/A

Investor Relations, Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com

The following table provides the production summary on a consolidated basis for the fourth quarter and twelve months ended December 31, 2016 and 2015:

		Fourth Quarter Ended		Twelve Months Ended
		December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
PRODUCTION SUMMARY
Silver -	Ounces produced	3,976,552	3,644,310	17,177,317	11,591,603
	Payable ounces sold	3,775,003	2,866,156	15,997,087	10,171,896
Gold -	Ounces produced	63,150	60,350	233,929	189,327
	Payable ounces sold	60,888	53,431	222,105	178,400
Lead -	Tons produced	10,632	11,439	42,472	39,965
	Payable tons sold	9,139	9,341	37,519	33,409
Zinc -	Tons produced	18,195	19,036	68,516	70,073
	Payable tons sold	11,854	13,010	49,802	49,831

Greens Creek Mine – Alaska

For the fourth quarter, silver production of 2,232,855 ounces and gold production of 14,415 ounces, decreased 13.1% and 16.2%, respectively, as compared to the prior year period. Full year 2016 silver production of 9,253,543 ounces was the highest since Hecla acquired 100% of the mine in 2008, and increased over the prior full year by 9.5%, while 2016 gold production of 53,912 ounces decreased by 11.0%. The increase in silver production resulted from higher grades and higher recovery, while gold production was lower due to slightly lower ore grades. The mill operated at an average of 2,226 tons per day (tpd) in the fourth quarter and 2,229 tpd for the full year.

The cost of sales for the fourth quarter and full year 2016 was $44.3 million and $191.3 million, respectively, and the cash cost, after by-product credits, per silver ounce, for the quarter and full year of $1.19 and $3.84, respectively, decreased from $4.18 for the fourth quarter 2015, and from $3.91 for the year 2015.7 The AISC, after by-product credits, was $7.03 per silver ounce for the fourth quarter and $9.42 for 2016.6

Lucky Friday Mine - Idaho

Silver production of 874,019 ounces in the fourth quarter 2016 was 11.3% lower than prior year period due to lower ore throughput. Silver production of 3,596,010 ounces for the full year 2016 exceeded estimates and increased 18.8% over 2015, mainly due to higher mill throughput, grades and recovery in 2016. The mill operated at an average of 844 tpd in the fourth quarter 2016 and 803 tpd for the full year.

The cost of sales for the fourth quarter and full year 2016 was $19.5 million and $76.2 million, respectively and the cash cost, after by-product credits, per silver ounce of $7.50 in the fourth quarter 2016, decreased from $9.02 per ounce for the fourth quarter of 2015.7 This decrease was principally due to higher silver production as a result of mining higher-grade material. The AISC, after by-product credits, was $18.51 per silver ounce for the fourth quarter and $20.66 for 2016.6

The #4 Shaft Project is now complete and the shaft is operational.

Casa Berardi - Quebec

Gold production of 41,693 ounces during the fourth quarter 2016, including 5,034 ounces from the EMCP pit, was 1.4% lower than the same period of 2015 due to lower grade, underground ore throughput and mill recoveries, while 2016 gold production of 145,975 ounces, including 8,547 ounces from the EMCP pit, was higher than the prior year period by 14.1%. The mill operated at an average of 3,307 tpd in the fourth quarter 2016 and 2,725 tpd for the year. The Company has received a permit to increase production to 1,250,000 tonnes (1,378,000 tons) per year from 1,100,000 tonnes (1,213,000 tons) per year, and with minimal changes to the plant, has operated on a peak basis above 3,600 metric tpd (3,968 tpd).

Investor Relations, Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com

The cost of sales was $49.1 million and $155.7 million, for the fourth quarter and full year 2016, an increase of 25.3% and 7.7%, respectively. The cash cost, after by-product credits, per gold ounce of $800, for the fourth quarter 2016 increased 36% over the prior year period, partly due to the expensing of stripping costs for the new EMCP pit.7 For the full year 2016, the cash cost, after by-product credits, per gold ounce, decreased slightly to $764, from $772 for the prior year period. The AISC, after by-product credits, was $1,247 per gold ounce for the fourth quarter and $1,244 for full year 2016.6

San Sebastian - Mexico

Silver production for the fourth quarter 2016 was 860,071 ounces and 4,294,123 ounces for the year. Gold production for the fourth quarter 2016 was 7,042 ounces and 34,042 ounces for the year. The mill operated at an average of 375 tpd in the fourth quarter 2016 and 391 tpd for the year.

The cost of sales was $7.8 million and $31.2 million for the fourth quarter and full year 2016, respectively. The cash cost, after by-product credits, was $(3.12) per ounce in the fourth full quarter of production since reopening, and $(3.35) per ounce for the year.7 The strong cash cost, after by-product credits, performance was due to the high silver grades and strong gold production which is used as a by-product credit. The AISC, after by-product credits, was $(0.66) for the fourth quarter and $(1.99) for 2016.6

The Company is working on a plan to transition from open pit to underground mining by the end of 2017. The Company has the option to extend the mill agreement for a third year (2018) and studies are underway to incorporate recent discoveries of high-grade material into an underground mine plan.

Pre-development

Pre-development spending was $1.6 million in the fourth quarter and $3.1 million for the full year 2016, principally to advance the permitting at Rock Creek and Montanore.

2017 ESTIMATES10

2017 Production Outlook

	Silver Production (Moz)	Gold Production (Koz)	Silver Equivalent (Moz)	Gold Equivalent (Koz)
Greens Creek	7.4-8.0	54-60	22.8-23.9	322-336
Lucky Friday	3.6-4.1		8.1-8.6	114-121
San Sebastian	3.0-3.4	21-25	4.5-5.2	63-73
Casa Berardi		150-165	10.7-11.8	150-165
Total	14.0-15.5	230-250	46.5-49.4	655-696

Investor Relations, Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com

2017 Cost Outlook

	Costs of Sales (million)	Cash cost, after by- product credits, per silver/gold ounce[7,8]	AISC, after by-product credits, per produced silver/gold ounce[6]
Greens Creek	$228	$2.50	$9.50
Lucky Friday	$94	$6.00	$12.50
San Sebastian	$36	$0.00	$2.00
Total Silver	$358	$2.75	$11.50
Casa Berardi	$170	$800	$1,150
Total Gold	$170	$800	$1,150

2017 Capital and Exploration Outlook

2017E capital expenditures (excluding capitalized interest)	$120-125 million
2017E exploration expenditures (includes corporate development)	$20-25 million
2017E pre-development expenditures	$5 million

DIVIDENDS

The Board of Directors declared a quarterly dividend of $0.0025 per share of common stock, payable on or about March 13, 2017, to shareholders of record on March 6, 2017. The Company's realized silver price was $16.59 in the fourth quarter and therefore did not satisfy the criteria for a larger dividend under the Company's dividend policy.

The Board of Directors also declared the regular quarterly dividend of $0.875 per share on the 157,816 outstanding shares of Series B Cumulative Convertible Preferred Stock. This represents a total amount to be paid of approximately $138,000. The cash dividend is payable April 3, 2017, to shareholders of record on March 15, 2017.

BOARD UPDATE

The Board of Directors of Hecla has appointed Catherine “Cassie” J. Boggs as a Director effective January 1, 2017. Ms. Boggs has been General Counsel at Resource Capital Funds since January 2011. Prior to that, she served as Senior Vice President, Corporate Development at Barrick Gold Corporation from January 2009 to December 2010 and Vice President from July 2005 to 2008. Ms. Boggs was also an international partner at the law firm of Baker & McKenzie from July 2001 to July 2005. She has 35 years of experience as a mining and natural resources lawyer with experience in domestic and international mining projects.

CONFERENCE CALL AND WEBCAST

A conference call and webcast will be held today, Thursday, February 23, at 10:00 a.m. Eastern Time to discuss these results. You may join the conference call by dialing toll-free 1-855-760-8158 or for international by dialing 1-720-634-2922. The participant passcode is HECLA. Hecla's live and archived webcast can be accessed at www.hecla-mining.com under Investors or via Thomson StreetEvents Network.

Investor Relations, Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com

ABOUT HECLA

Founded in 1891, Hecla Mining Company (NYSE:HL) is a leading low-cost U.S. silver producer with operating mines in Alaska, Idaho and Mexico, and is a growing gold producer with an operating mine in Quebec, Canada. The Company also has exploration and pre-development properties in seven world-class silver and gold mining districts in the U.S., Canada and Mexico, and an exploration office and investments in early-stage silver exploration projects in Canada.

NOTES

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by generally accepted accounting principles (GAAP). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

(1) Adjusted net income (loss) applicable to common stockholders represents a non-GAAP measurement, a reconciliation of which to net income (loss) applicable to common stockholders, the most comparable GAAP measure, can be found at the end of the release. Adjusted net income (loss) is a measure used by management to evaluate the Company's operating performance but should not be considered an alternative to net income (loss), or cash provided by operating activities as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. In addition, the Company may use it when formulating performance goals and targets under its incentive program.

(2) Adjusted EBITDA is a non-GAAP measurement, a reconciliation of which to net income (loss), the most comparable GAAP measure, can be found at the end of the release. Adjusted EBITDA is a measure used by management to evaluate the Company's operating performance but should not be considered an alternative to net income (loss), or cash provided by operating activities as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. In addition, the Company may use it when formulating performance goals and targets under its incentive program.

(3) Free cash flow is a non-GAAP measurement used by management to analyze cash flows generated from operations. It is calculated as cash provided by operating activities (GAAP) less additions to properties, plants equipment and mineral interests (GAAP). The Company believes free cash flow is also useful as one of the bases for comparing the Company's performance with its competitors. Although free cash flow and similar measures are frequently used as measures of cash flows generated from operations by other companies, the Company's calculation of free cash flow is not necessarily comparable to such other similarly titled captions of other companies. Does not include $16 million of insurance proceeds for the Troy Mine reclamation.

(4) Silver or gold equivalent production includes silver, gold, lead and zinc production from Lucky Friday, Greens Creek, San Sebastian and Casa Berardi converted using average realized prices for the quarter or year.

(5) Net debt to adjusted EBITDA is a non-GAAP measurement, a reconciliation of adjusted EBITDA and net debt to the closest GAAP measurements of net income (loss) and debt can be found at the end of the release. It is an important measure for management to measure relative indebtedness and the ability to service the debt relative to its peers. It is calculated as total debt outstanding less total cash on hand divided by adjusted EBITDA.

(6) All in sustaining cost (AISC), after by-product credits, is a non-GAAP measurement, a reconciliation of which to cost of sales and other direct production costs and depreciation, depletion and amortization, the closest GAAP measurement, can be found in the appendix. AISC, after by-product credits, includes cost of sales and other direct production costs, expenses for reclamation and exploration, and sustaining capital costs at the mine sites. AISC, after by-product credits for our consolidated silver properties also includes corporate costs for all general and administrative expenses, exploration and sustaining capital which support the operating properties. AISC, after by-product credits, is calculated net of depreciation, depletion, and amortization and by-product credits.

Investor Relations, Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com

Current GAAP measures used in the mining industry, such as cost of goods sold, do not capture all the expenditures incurred to discover, develop and sustain silver and gold production. Management believes that all in sustaining costs is a non-GAAP measure that provides additional information to management, investors and analysts to help in the understanding of the economics of our operations and performance compared to other producers and in the investor's visibility by better defining the total costs associated with production. Similarly, the statistic is useful in identifying acquisition and investment opportunities as it provides a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics. In addition, the Company may use it when formulating performance goals and targets under its incentive program.

(7) Cash cost, after by-product credits, per silver and gold ounce represents a non-GAAP measurement, a reconciliation of which to cost of sales and other direct production costs and depreciation, depletion and amortization (sometimes referred to as "cost of sales" in this release), can be found at the end of the release. It is an important operating statistic that management utilizes to measure each mine's operating performance. It also allows the benchmarking of performance of each mines versus those of our competitors.  As a primary silver mining company, management also uses the statistic on an aggregate basis - aggregating the Greens Creek, Lucky Friday and San Sebastian mines - to compare performance with that of other primary silver mining companies.  With regard to Casa Berardi, management uses cash cost, after by-product credits, per gold ounce to compare its performance with other gold mines.  Similarly, the statistic is useful in identifying acquisition and investment opportunities as it provides a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics. In addition, the Company may use it when formulating performance goals and targets under its incentive program.

(8) Cash cost, after by-product credits, per gold ounce is only applicable to Casa Berardi production. Gold produced from Greens Creek is treated as a by-product credit against the silver cash cost.

(9) Silver or gold equivalent production includes silver, gold, lead and zinc production from Lucky Friday, Greens Creek, San Sebastian and Casa Berardi converted using the following average market prices for each period: Au $1,218/oz, Ag $17.18/oz, Zn $1.14/lb, Pb $0.98/lb for the fourth quarter and Au $1,248/oz, Ag $17.10/oz, Zn $0.95/lb, Pb $0.85/lb for the year ended December 31, 2016.

(10) Expectations for 2017 includes silver, gold, lead and zinc production from Lucky Friday, Greens Creek, San Sebastian and Casa Berardi converted using Au $1,225/oz, Ag $17.25/oz, Zn $1.30/lb, Pb $1.05/lb. May be rounded.

Cautionary Statement Regarding Forward Looking Statements, Including 2017 Outlook

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws, including Canadian securities laws. Such forward-looking statements may include, without limitation: (i) estimates of future production and sales; (ii) estimates of future costs including cash cost, after by-product credits per ounce of silver/gold and AISC, after by-product credits, per ounce of silver/gold; (iii) estimates for 2017 for silver and gold production, silver equivalent production, cash cost, after by-product credits, AISC, after by-product credits, capital expenditures and exploration and pre-development expenditures (which assumes metal prices of gold at $1,225/oz, Ag $17.25/oz, Zn $1.30/lb, Pb $1.05; USD/CAD assumed to be $0.78, USD/MXN assumed to be $0.06; (iv) expectations regarding the development, growth potential financial performance and exploration potential of the Company’s projects, including the EMCP pits in Quebec and San Sebastian operations; (v) the Company’s mineral reserves and resources; estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of the Company’s projects being consistent with current expectations and mine plans; (iii) political/regulatory developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) the exchange rate for the Canadian dollar to the U.S. dollar, being approximately consistent with current levels; (v) certain price assumptions for gold, silver, lead and zinc; (vi) prices for key supplies being approximately consistent with current levels; (vii) the accuracy of our current mineral reserve and mineral resource estimates; and (viii) the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated. Where the Company expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the “forward-looking statements.” Such risks include, but are not limited to gold, silver and other metals price volatility, operating risks, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, community relations, conflict resolution and outcome of projects or oppositions, litigation, political, regulatory, labor and environmental risks, and exploration risks and results, including that mineral resources are not mineral reserves, they do not have demonstrated economic viability and there is no certainty that they can be upgraded to mineral reserves through continued exploration. For a more detailed discussion of such risks and other factors, see the Company’s 2016 Form 10-K, filed on February 23, 2017, with the Securities and Exchange Commission (SEC), as well as the Company’s other SEC filings. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors’ own risk.

Investor Relations, Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com

Cautionary Statements to Investors on Reserves and Resources

Reporting requirements in the United States for disclosure of mineral properties are governed by the SEC and included in the SEC's Securities Act Industry Guide 7, entitled “Description of Property by Issuers Engaged or to be Engaged in Significant Mining Operations” (Guide 7). However, the Company is also a “reporting issuer” under Canadian securities laws, which require estimates of mineral resources and reserves to be prepared in accordance with Canadian National Instrument 43-101 (NI 43-101). NI 43-101 requires all disclosure of estimates of potential mineral resources and reserves to be disclosed in accordance with its requirements. Such Canadian information is being included here to satisfy the Company's “public disclosure” obligations under Regulation FD of the SEC and to provide U.S. holders with ready access to information publicly available in Canada.

Reporting requirements in the United States for disclosure of mineral properties under Guide 7 and the requirements in Canada under NI 43-101 standards are substantially different. This document contains a summary of certain estimates of the Company, not only of proven and probable reserves within the meaning of Guide 7, which requires the preparation of a “final” or “bankable” feasibility study demonstrating the economic feasibility of mining and processing the mineralization using the three-year historical average price for any reserve or cash flow analysis to designate reserves and that the primary environmental analysis or report be filed with the appropriate governmental authority, but also of mineral resource and mineral reserve estimates estimated in accordance with the definitional standards of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in NI 43-101. The terms “measured resources”, “indicated resources,” and “inferred resources” are Canadian mining terms as defined in accordance with NI 43-101. These terms are not defined under Guide 7 and are not normally permitted to be used in reports and registration statements filed with the SEC in the United States, except where required to be disclosed by foreign law. The term “resource” does not equate to the term “reserve”. Under Guide 7, the material described herein as “indicated resources” and “measured resources” would be characterized as “mineralized material” and is permitted to be disclosed in tonnage and grade only, not ounces. The category of “inferred resources” is not recognized by Guide 7. Investors are cautioned not to assume that any part or all of the mineral deposits in such categories will ever be converted into proven or probable reserves. “Resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of such a “resource” will ever be upgraded to a higher category or will ever be economically extracted. Investors are cautioned not to assume that all or any part of a “resource” exists or is economically or legally mineable. Investors are also especially cautioned that the mere fact that such resources may be referred to in ounces of silver and/or gold, rather than in tons of mineralization and grades of silver and/or gold estimated per ton, is not an indication that such material will ever result in mined ore which is processed into commercial silver or gold.

Investor Relations, Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com

Qualified Person (QP) Pursuant to Canadian National Instrument 43-101

Dean McDonald, Ph.D. P.Geo., Senior Vice President - Exploration of Hecla Mining Company, who serves as a Qualified Person under National Instrument 43-101, supervised the preparation of the scientific and technical information concerning Hecla’s mineral projects in this news release. Information regarding data verification, surveys and investigations, quality assurance program and quality control measures and a summary of sample, analytical or testing procedures for the Greens Creek Mine are contained in a technical report prepared for Hecla and Aurizon Mines Ltd. titled “Technical Report for the Greens Creek Mine, Juneau, Alaska, USA” effective date March 28, 2013, and for the Lucky Friday Mine are contained in a technical report prepared for Hecla titled “Technical Report on the Lucky Friday Mine Shoshone County, Idaho, USA” effective date April 2, 2014, for the Casa Berardi Mine are contained in a technical report prepared for Hecla titled "Technical Report on the Mineral Resource and Mineral Reserve Estimate for the Casa Berardi Mine, Northwestern Quebec, Canada" effective date March 31, 2014 (the "Casa Berardi Technical Report"), and for the San Sebastian Mine are contained in a technical report prepared for Hecla titled "Technical Report for the San Sebastian Ag-Au Property, Durango, Mexico" effective date September 8, 2015. Also included in these three technical reports is a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant factors. Copies of these technical reports are available under Hecla's profile on SEDAR at www.sedar.com.

The current Casa Berardi drill program was performed on core sawed in half and included the insertion of blanks and standards of variable grade in every 24 core samples. Standards were generally provided by Analytical Solutions Ltd and prepared in 30 gram bags. Samples were sent to the Swastika Laboratories in Swastika, Ontario, a registered accredited laboratory, where they were dried, crushed, and split for gold analysis. Analysis for gold was completed by fire assay with AA finish. Gold over-limits were analyzed by fire assay with gravimetric finish. Data received from the lab were subject to validation using in-built program triggers to identify outside limit blank or standard assays that require re-analysis. Over 5% of the original pulps and rejects are sent for re-assay to ALS Chemex in Val d’Or for quality control.

Dr. McDonald reviewed and verified information regarding drill sampling, data verification of all digitally-collected data, drill surveys and specific gravity determinations relating to the Casa Berardi mine. The review encompassed quality assurance programs and quality control measures including analytical or testing practice, chain-of-custody procedures, sample storage procedures and included independent sample collection and analysis. This review found the information and procedures meet industry standards and are adequate for Mineral Resource and Mineral Reserve estimation and mine planning purposes.

For further information, please contact:

Mike Westerlund

Vice President - Investor Relations

800-HECLA91 (800-432-5291)

Investor Relations

Email: hmc-info@hecla-mining.com

Website: http://www.hecla-mining.com

Investor Relations, Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com

HECLA MINING COMPANY

Condensed Consolidated Statements of Income (Loss)

(dollars and shares in thousands, except per share amounts - unaudited)

	Fourth Quarter Ended		Twelve Months Ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015

Sales of products	$164,245	$115,337	$645,957	$443,567
Cost of sales and other direct production costs	87,648	72,762	338,983	293,567
Depreciation, depletion and amortization	33,049	30,840	115,468	111,489
	120,697	103,602	454,451	405,056
Gross profit	43,548	11,735	191,506	38,511

Other operating expenses:
General and administrative	13,312	7,724	45,040	34,201
Exploration	4,549	2,997	14,720	17,745
Pre-development	1,662	379	3,137	4,213
Research and development	126	—	243	—
Other operating expense	735	1,040	3,153	3,177
Loss (gain) on disposition of property, plants, equipment and mineral interests	172	404	(147)	404
Acquisition costs	528	—	2,695	2,162
Provision for closed operations and reclamation	942	1,237	5,721	12,220
	22,026	13,781	74,562	74,122

Income (loss) from operations	21,522	(2,046)	116,944	(35,611)

Other income (expense):
Gain on derivative contracts	4,423	—	4,423	8,252
Loss on sale of investments	—	(44)	—	(44)
Unrealized loss on investments	(665)	(107)	(177)	(3,333)
Net foreign exchange gain (loss)	4,787	5,033	(2,926)	24,551
Interest and other income	161	743	507	916
Interest expense	(5,141)	(6,039)	(21,796)	(25,389)
	3,565	(414)	(19,969)	4,953
Income (loss) before income taxes	25,087	(2,460)	96,975	(30,658)
Income tax (provision) benefit	(4,825)	(60,503)	(27,428)	(56,310)

Net income (loss)	20,262	(62,963)	69,547	(86,968)
Preferred stock dividends	(138)	(138)	(552)	(552)

Income (loss) applicable to common stockholders	$20,124	$(63,101)	$68,995	$(87,520)

Basic income (loss) per common share after preferred dividends	$0.05	$(0.17)	$0.18	$(0.23)

Diluted income (loss) per common share after preferred dividends	$0.05	$(0.17)	$0.18	$(0.23)

Weighted average number of common shares outstanding basic	395,229	378,113	386,416	373,954

Weighted average number of common shares outstanding diluted	397,717	378,113	389,322	373,954

Investor Relations, Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com

HECLA MINING COMPANY

Condensed Consolidated Balance Sheets

(dollars and share in thousands - unaudited)

	December 31, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$169,777	$155,209
Investments	29,117	—
Accounts receivable	30,049	41,349
Inventories	50,023	45,542
Current deferred income taxes	12,293	17,980
Other current assets	12,125	9,453
Total current assets	303,384	269,533
Non-current investments	5,002	1,515
Non-current restricted cash and investments	2,200	999
Properties, plants, equipment and mineral interests, net	2,032,685	1,896,811
Non-current deferred income taxes	23,522	36,589
Reclamation insurance	—	13,695
Other non-current assets and deferred charges	4,884	2,783
Total assets	$2,371,677	$2,221,925

LIABILITIES
Current liabilities:
Accounts payable and accrued liabilities	$60,064	$51,277
Accrued payroll and related benefits	36,515	27,563
Accrued taxes	9,061	8,915
Current portion of capital leases	5,653	8,735
Current portion of accrued reclamation and closure costs	5,653	20,989
Current portion of debt	470	2,721
Other current liabilities	10,064	6,884
Total current liabilities	127,480	127,084
Capital leases	5,838	8,841
Accrued reclamation and closure costs	79,927	74,549
Long-term debt	500,979	500,199
Non-current deferred tax liability	121,600	119,623
Non-current pension liability	44,491	46,513
Other non-current liabilities	11,518	6,190
Total liabilities	891,833	882,999

STOCKHOLDERS’ EQUITY
Preferred stock	39	39
Common stock	99,806	95,219
Capital surplus	1,597,212	1,519,598
Accumulated deficit	(167,437)	(232,565)
Accumulated other comprehensive loss	(34,602)	(32,631)
Treasury stock	(15,174)	(10,734)
Total stockholders’ equity	1,479,844	1,338,926
Total liabilities and stockholders’ equity	$2,371,677	$2,221,925
Common shares outstanding	395,287	378,113

Investor Relations, Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com

HECLA MINING COMPANY

Condensed Consolidated Statements of Cash Flows

(dollars in thousands - unaudited)

	December 31, 2016	December 31, 2015
OPERATING ACTIVITIES
Net (loss) income	$69,547	$(86,968)
Non-cash elements included in net (loss) income:
Depreciation, depletion and amortization	117,413	112,585
Loss on sale of investments	—	44
Unrealized loss on investments	177	3,333
(Gain)/loss on disposition of properties, plants, equipment and mineral interests	(147)	404
Provision for reclamation and closure costs	4,813	12,036
Deferred income taxes	2,112	54,978
Stock compensation	6,184	5,425
Acquisition costs	1,048	—
Amortization of loan origination fees	1,871	1,821
Gain on derivative contracts	(5,494)	11,630
Foreign exchange gain	4,649	(20,081)
Adjustment of inventory to market value	811	1,649
Other non-cash charges, net	(174)	(35)
Change in assets and liabilities:
Accounts receivable	4,233	(6,834)
Inventories	(5,697)	(854)
Other current and non-current assets	14,422	1,195
Accounts payable and accrued liabilities	(6,539)	(4,211)
Accrued payroll and related benefits	17,705	7,325
Accrued taxes	263	4,653
Accrued reclamation and closure costs and other non-current liabilities	(1,869)	8,350
Cash provided by operating activities	225,328	106,445

INVESTING ACTIVITIES
Additions to properties, plants, equipment and mineral interests	(164,788)	(137,443)
Purchase of a business, net of cash acquired	(3,931)	(809)
Proceeds from sale of investments	—	14
Proceeds from disposition of properties, plants and equipment	348	579
Purchases of investments	(48,943)	(947)
Maturities of investments	18,649	—
Net cash used in investing activities	(198,665)	(138,606)

FINANCING ACTIVITIES
Acquisition of treasury shares	(4,440)	(1,874)
Proceeds from issuance of common stock and warrants, net of related expense	8,121	—
Dividend paid to common stockholders	(3,867)	(3,739)
Dividends paid to preferred stockholders	(552)	(552)
Payments on debt	(2,721)	(870)
Debt issuance and loan origination fees paid	(127)	(127)
Repayments of capital leases	(8,435)	(9,981)
Net cash used in financing activities	(12,021)	(17,143)
Effect of exchange rates on cash	(74)	(5,152)
Net increase (decrease) in cash and cash equivalents	14,568	(54,456)
Cash and cash equivalents at beginning of year	155,209	209,665
Cash and cash equivalents at end of year	$169,777	$155,209

Investor Relations, Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com

HECLA MINING COMPANY

Metal Prices

		Fourth Quarter Ended		Twelve Months Ended
		December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
AVERAGE METAL PRICES
Silver -	London PM Fix ($/oz)	$17.18	$14.76	$17.10	$15.70
	Realized price per ounce	$16.59	$14.26	$17.16	$15.57
Gold -	London PM Fix ($/oz)	$1,218	$1,104	$1,248	$1,160
	Realized price per ounce	$1,202	$1,089	$1,245	$1,150
Lead -	LME Cash ($/pound)	$0.98	$0.76	$0.85	$0.81
	Realized price per pound	$0.97	$0.77	$0.85	$0.83
Zinc -	LME Cash ($/pound)	$1.14	$0.73	$0.95	$0.88
	Realized price per pound	$1.15	$0.71	$0.95	$0.86

Investor Relations, Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com

Production Data

	Fourth Quarter Ended		Twelve Months Ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
GREENS CREEK UNIT
Tons of ore processed	204,760	213,798	815,639	814,398
Mining cost per ton	$70.33	$67.09	$69.48	$71.50
Milling cost per ton	$34.73	$31.56	$31.99	$30.32
Ore grade milled - Silver (oz./ton)	14.38	15.14	14.55	13.50
Ore grade milled - Gold (oz./ton)	0.10	0.12	0.10	0.11
Ore grade milled - Lead (%)	3.27	3.34	3.11	3.30
Ore grade milled - Zinc (%)	8.61	8.76	8.08	8.74
Silver produced (oz.)	2,232,855	2,568,025	9,253,543	8,452,153
Gold produced (oz.)	14,415	17,198	53,912	60,566
Lead produced (tons)	5,360	5,900	20,596	21,617
Zinc produced (tons)	15,399	16,528	57,729	61,934
Total cash cost, after by-product credits, per silver ounce (1)	$1.19	$4.18	$3.84	$3.91
Capital additions (in thousands)	$11,846	$13,978	$47,046	$45,962
LUCKY FRIDAY UNIT
Tons of ore processed	77,628	85,226	293,875	297,347
Mining cost per ton	$94.92	$81.21	$98.12	$89.69
Milling cost per ton	$22.16	$18.36	$24.08	$21.51
Ore grade milled - Silver (oz./ton)	11.70	12.12	12.69	10.68
Ore grade milled - Lead (%)	7.13	6.93	7.78	6.55
Ore grade milled - Zinc (%)	3.84	2.30	3.92	2.98
Silver produced (oz.)	874,019	985,698	3,596,010	3,028,134
Lead produced (tons)	5,272	5,539	21,876	18,348
Zinc produced (tons)	2,796	2,508	10,787	8,139
Total cash cost, after by-product credits, per silver ounce (1)	$7.50	$9.02	$8.89	$11.23
Capital additions (in thousands)	$9,318	$14,390	$41,536	$55,909
CASA BERARDI UNIT
Tons of ore processed - underground	214,407	228,919	850,688	844,090
Tons of ore processed - surface pit	89,887	—	146,900	—
Tons of ore processed - total	304,294	228,919	997,588	844,090
Mining cost per ton	$86.35	$88.47	$89.25	$94.51
Milling cost per ton	$18.08	$17.86	$18.64	$19.35
Ore grade milled - Gold (oz./ton) - underground	0.19	0.21	0.18	0.17
Ore grade milled - Gold (oz./ton) - surface pit	0.06	n/a	0.07	n/a
Ore grade milled - Gold (oz./ton) - combined	0.16	0.21	0.17	0.17
Ore grade milled - Silver (oz./ton)	0.04	0.04	0.04	0.04
Gold produced (oz.) - underground	36,658	42,282	137,429	127,891
Gold produced (oz.) - surface pit	5,034	—	8,546	—
Gold produced (oz.) - total	41,692	42,282	145,975	127,891
Silver produced (oz.) - total	9,607	8,910	33,641	29,639
Total cash cost, after by-product credits, per gold ounce (1)	$800	$591	$764	$772
Capital additions (in thousands)	$17,467	$10,163	$67,852	$35,302
SAN SEBASTIAN UNIT
Tons of ore processed	34,517	6,602	143,267	6,602
Mining cost per ton	$50.76	$—	$75.46	$—
Milling cost per ton	$71.01	$—	$69.12	$—
Ore grade milled - Silver (oz./ton)	26.40	—	31.94	—
Ore grade milled - Gold (oz./ton)	0.218	—	0.254	—
Silver produced (oz.)	860,071	81,677	4,294,123	81,677
Gold produced (oz.)	7,042	870	34,042	870
Total cash cost, after by-product credits, per silver ounce (1)	$(3.13)	$6.71	$(3.35)	$6.71
Capital additions (in thousands)	$341	$3,434	$1,564	$3,434

(1) Total cash cost, after by-product credits, per ounce represents a non-U.S. Generally Accepted Accounting Principles (GAAP) measurement. A reconciliation of cash cost, after by-product credits to cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) can be found in the cash cost per ounce reconciliation section of this news release. Gold, lead and zinc produced have been treated as by-product credits in calculating silver costs per ounce. The primary metal produced at Casa Berardi is gold, with a by-product credit for the value of silver production.

Investor Relations, Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com

Non-GAAP Measures

(Unaudited)

Reconciliation of Cost of Sales and Other Direct Production Costs and Depreciation, Depletion and Amortization (GAAP) to Cash Cost, Before By-product Credits, per Ounce and Cash Cost, After By-product Credits, per Ounce (non-GAAP)

This release contains references to a non-GAAP measure of cash cost, before by-product credits, per ounce and cash cost, after by-product credits, per ounce. Cash cost, before by-product credits, per ounce and cash cost, after by-product credits, per ounce represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements that the Company believes provide management and investors an indication of net cash flow. Management also uses this measurement for the comparative monitoring of performance of mining operations period-to-period from a cash flow perspective. Cash cost, before by-product credits, per ounce and Cash cost, after by-product credits, per ounce are measures developed by gold companies and used by silver companies in an effort to provide a comparable standard; however, there can be no assurance that our reporting of these non-GAAP measures is similar to those reported by other mining companies. Cost of sales and other direct production costs and depreciation, depletion and amortization is the most comparable financial measure calculated in accordance with GAAP to cash cost, before by-product credits cash cost, after by-product credits.

As depicted in the Greens Creek, Lucky Friday, and San Sebastian Unit tables below, by-product credits comprise an essential element of our silver unit cost structure. By-product credits constitute an important competitive distinction for our silver operations due to the polymetallic nature of their orebodies. By-product credits included in our presentation of cash cost, after by-product credits, per silver ounce include:

	Total (Greens Creek, Lucky Friday and San Sebastian)
In thousands (except per ounce amounts)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
By-product value, all silver properties:
Zinc	$29,488	$19,619	$92,277	$87,383
Gold	23,926	16,725	99,905	59,019
Lead	17,908	15,339	62,989	55,955
Total by-product credits	$71,322	$51,683	$255,171	$202,357

By-product credits per silver ounce, all silver properties
Zinc	$7.43	$5.40	$5.38	$7.56
Gold	6.02	4.59	5.83	5.10
Lead	4.51	4.22	3.67	4.84
Total by-product credits	$17.96	$14.21	$14.88	$17.50

By-product credits included in our presentation of cash cost, after by-product credits, per gold ounce for our Casa Berardi Unit include:

	Casa Berardi
In thousands (except per ounce amounts)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015

Silver by-product value	$163	$130	$572	$457
Silver by-product credits per gold ounce	$3.91	$3.07	$3.92	$3.57

Investor Relations, Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com

The following tables calculates cash cost, before by-product credits, per silver ounce and cash cost, after by-product credits, per silver ounce (in thousands, except ounce and per ounce amounts):

	Total (Greens Creek, Lucky Friday and San Sebastian)
In thousands (except per ounce amounts)	Three Months Ended December 31,		Year Ended December 31,		Estimate for
	2016	2015	2016	2015	2017
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$71,623	$64,441	$298,740	$260,498	$357,400
Depreciation, depletion and amortization	(18,301)	(18,083)	(68,156)	(67,815)	(101,400)
Treatment costs	21,950	22,495	84,535	80,239	85,400
Change in product inventory	4,013	3,412	(1,429)	(1,632)	1,300
Reclamation and other costs	(1,439)	(397)	(5,406)	(1,319)	(4,500)
Cash Cost, Before By-product Credits (1)	77,846	71,868	308,284	269,971	338,200
By-product credits	(71,322)	(51,683)	(255,171)	(202,357)	(299,400)
Cash Cost, After By-product Credits	$6,524	$20,185	$53,113	$67,614	$38,800
Divided by silver ounces produced	3,967	3,636	17,144	11,562	14,000
Cash Cost, Before By-product Credits, per Silver Ounce	$19.62	$19.76	$17.98	$23.35	$24.16
By-product credits per silver ounce	(17.98)	(14.21)	(14.88)	(17.50)	(21.39)
Cash Cost, After By-product Credits, per Silver Ounce	$1.64	$5.55	$3.10	$5.85	$2.77

	Greens Creek Unit
In thousands (except per ounce amounts)	Three Months Ended December 31,		Year Ended December 31,		Estimate for
	2016	2015	2016	2015	2017
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$44,311	$48,514	$191,297	$195,276	$228,100
Depreciation, depletion and amortization	(13,991)	(15,164)	(52,564)	(56,553)	(67,800)
Treatment costs	16,685	17,181	62,754	63,284	65,000
Change in product inventory	4,217	700	(1,866)	(4,222)	1,200
Reclamation and other costs	(500)	(471)	(2,327)	(1,342)	(2,600)
Cash Cost, Before by-Product Credits (1)	50,722	50,760	197,294	196,443	223,900
By-product credits	(48,064)	(40,018)	(161,782)	(163,394)	(206,100)
Cash Cost, After By-product Credits	$2,658	$10,742	$35,512	$33,049	$17,800
Divided by silver ounces produced	2,233	2,568	9,254	8,452	7,400
Cash Cost, Before By-product Credits, per Silver Ounce	$22.71	$19.77	$21.32	$23.24	$30.26
By-product credits per silver ounce	(21.52)	(15.59)	(17.48)	(19.33)	(27.85)
Cash Cost, After By-product Credits, per Silver Ounce	$1.19	$4.18	$3.84	$3.91	$2.41

Investor Relations, Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com

	Lucky Friday Unit
In thousands (except per ounce amounts)	Three Months Ended December 31,		Year Ended December 31,		Estimate for
	2016	2015	2016	2015	2017
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$19,514	$15,927	$76,210	$65,222	$93,800
Depreciation, depletion and amortization	(3,036)	(2,919)	(11,810)	(11,262)	(23,700)
Treatment costs	4,954	5,274	20,277	16,915	19,500
Change in product inventory	(60)	1,276	(1,162)	1,154	(900)
Reclamation and other costs	(265)	74	(822)	23	—
Cash Cost, Before By-product Credits (1)	21,107	19,632	82,693	72,052	88,700
By-product credits	(14,552)	(10,737)	(50,722)	(38,035)	(67,200)
Cash Cost, After By-product Credits	$6,555	$8,895	$31,971	$34,017	$21,500
Divided by silver ounces produced	874	986	3,596	3,028	3,600
Cash Cost, Before By-product Credits, per Silver Ounce	$24.15	$19.91	$23.00	$23.79	$24.64
By-product credits per silver ounce	(16.65)	(10.89)	(14.11)	(12.56)	(18.67)
Cash Cost, After By-product Credits, per Silver Ounce	$7.50	$9.02	$8.89	$11.23	$5.97

In thousands (except per ounce amounts)	San Sebastian Unit
	Three Months Ended December 31,		Year Ended December 31,		Estimate for
	2016	2015	2016	2015	2017
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$7,798	$—	$31,233	$—	$35,500
Depreciation, depletion and amortization	(1,274)	—	(3,782)	—	(10,000)
Treatment costs	311	40	1,504	40	900
Change in product inventory	(144)	1,436	1,599	1,436	100
Reclamation and other costs	(674)	—	(2,257)	—	(1,000)
Cash Cost, Before By-product Credits (1)	6,017	1,476	28,297	1,476	25,500
By-product credits	(8,706)	(928)	(42,667)	(928)	(26,100)
Cash Cost, After By-product Credits	$(2,689)	$548	$(14,370)	$548	$(600)
Divided by silver ounces produced	860	82	4,294	82	3,000
Cash Cost, Before By-product Credits, per Silver Ounce	$7.00	$18.07	$6.59	$18.07	$8.50
By-product credits per silver ounce	(10.12)	(11.36)	(9.94)	(11.36)	(8.70)
Cash Cost, After By-product Credits, per Silver Ounce	$(3.12)	$6.71	$(3.35)	$6.71	$(0.20)

Investor Relations, Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com

The following table calculates cash cost, before by-product credits, per gold ounce and cash cost, after by-product credits, per gold ounce (in thousands, except ounce and per ounce amounts):

	Casa Berardi Unit
In thousands (except ounce and per ounce amounts)	Three Months Ended December 31,		Year Ended December 31,		Estimate for
	2016	2015	2016	2015	2017
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$49,074	$39,161	$155,711	$144,558	$170,000
Depreciation, depletion and amortization	(14,748)	(12,757)	(47,312)	(43,674)	(46,700)
Treatment costs	637	221	1,264	670	600
Change in product inventory	(1,323)	(1,409)	2,890	(1,970)	(1,400)
Reclamation and other costs	(117)	(109)	(459)	(455)	—
Cash Cost, Before By-product Credits (1)	33,523	25,107	112,094	99,129	122,500
By-product credits	(163)	(130)	(572)	(457)	(600)
Cash Cost, After by-product credits	$33,360	$24,977	$111,522	$98,672	$121,900
Divided by gold ounces produced	41,693	42,282	145,975	127,891	150,000
Cash Cost, Before By-product Credits, per Gold Ounce	$804.04	$593.81	$767.90	$775.11	$817
By-product credits per gold ounce	(3.91)	(3.07)	(3.92)	(3.57)	(4)
Cash Cost, After By-product Credits, per Gold Ounce	$800.13	$590.74	$763.98	$771.54	$813

	Total, All Locations
In thousands	Three Months Ended December 31,		Year Ended December 31,		Estimate for
	2016	2015	2016	2015	2017
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$120,697	$103,602	$454,451	$405,056	$505,800
Depreciation, depletion and amortization	(33,049)	(30,840)	(115,468)	(111,489)	(148,100)
Treatment costs	22,587	22,716	85,799	80,909	81,000
By-product credits	(71,485)	(51,813)	(255,743)	(202,814)	(300,000)
Change in product inventory	2,690	2,004	1,461	(3,602)	(100)
Reclamation and other costs	(1,556)	(507)	(5,865)	(1,774)	(4,600)

Cash Cost, After By-product Credits	$39,884	$45,162	$164,635	$166,286	$134,000

(1)

Includes all direct and indirect operating cash costs related directly to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining and marketing expense, on-site general and administrative costs, royalties and mining production taxes, before by-product revenues earned from all metals other than the primary metal produced at each unit.

Investor Relations, Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com

Reconciliation of Cost of Sales and Other Direct Production Costs and Depreciation, Depletion and Amortization (GAAP) to All-In Sustaining Costs, Before By-product Credits, per Ounce and All-In Sustaining Costs, After By-product Credits, per Ounce (non-GAAP)

This release contains references to a non-GAAP measure of all-in sustaining costs, before by-product credits, per ounce and all-in sustaining costs, after by-product credits, per ounce. All-in sustaining costs, before by-product credits, per ounce and all-in sustaining costs, after by-product credits, per ounce represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements that the Company believes provide management and investors an indication of net cash flow after costs for exploration, pre-development, reclamation, and sustaining capital. Current GAAP measures used in the mining industry, such as cost of goods sold, do not capture all the expenditures incurred to discover, develop and sustain silver and gold production. Management believes that all in sustaining costs is a non-GAAP measure that provides additional information to management, investors and analysts to help in the understanding of the economics of our operations and performance compared to other producers and in the investor's visibility by better defining the total costs associated with production. Similarly, the statistic is useful in identifying acquisition and investment opportunities as it provides a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics. In addition, the Company may use it when formulating performance goals and targets under its incentive program. Cost of sales and other direct production costs and depreciation, depletion and amortization is the most comparable financial measure calculated in accordance with GAAP to cash cost, before by-product credits cash cost, after by-product credits.

See the section above titled Reconciliation of Cost of Sales and Other Direct Production Costs and Depreciation, Depletion and Amortization (GAAP) to Cash Cost, Before By-product Credits, per Ounce and Cash Cost, After By-product Credits, per Ounce (non-GAAP) for more information on the by-product credits for each of our operating units.

Investor Relations, Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com

The following tables calculates all-in sustaining costs, before by-product credits, per silver ounce and all-in sustaining costs, after by-product credits, per Silver ounce (in thousands, except ounce and per ounce amounts):

	Total (Silver Properties and Corporate)
In thousands (except per ounce amounts)	Three Months Ended December 31,	Year Ended December 31,	Estimate for
	2016	2016	2017
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$71,623	$298,740	$357,400
Depreciation, depletion and amortization	(18,301)	(68,156)	(101,400)
Treatment costs	21,950	84,535	85,400
Change in product inventory	4,013	(1,429)	1,300
Reclamation and other costs	(421)	(1,724)	—
Exploration	2,633	7,669	11,400
Sustaining capital	21,877	90,716	70,500
General and administrative expense	13,311	45,040	35,000
All-In Sustaining Costs, Before By-product Credits (1,2)	116,685	455,391	459,600
By-product credits	(71,322)	(255,171)	(299,400)
All-In Sustaining Costs, After By-product Credits	$45,363	$200,220	$160,200
Divided by silver ounces produced	3,967	17,144	14,000
All-In Sustaining Costs, Before By-product Credits, per Silver Ounce	$29.41	$26.56	$32.83
By-product credits per silver ounce	(17.98)	(14.88)	(21.39)
All-In Sustaining Costs, After By-product Credits, per Silver Ounce	$11.44	$11.68	$11.44

	Greens Creek Unit
In thousands (except per ounce amounts)	Three Months Ended December 31,	Year Ended December 31,	Estimate for
	2016	2016	2017
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$44,311	$191,297	$228,100
Depreciation, depletion and amortization	(13,991)	(52,564)	(67,800)
Treatment costs	16,685	62,754	65,000
Change in product inventory	4,217	(1,866)	1,200
Other costs	171	392	—
Exploration	523	1,892	5,200
Sustaining capital	11,847	47,046	45,500
All-In Sustaining Costs, Before by-Product Credits (1)	63,763	248,951	277,200
By-product credits	(48,064)	(161,782)	(206,100)
All-In Sustaining Costs, After By-product Credits	$15,699	$87,169	$71,100
Divided by silver ounces produced	2,233	9,254	7,400
All-In Sustaining Costs, Before By-product Credits, per Silver Ounce	$28.55	$26.90	$37.46
By-product credits per silver ounce	(21.52)	(17.48)	(27.85)
All-In Sustaining Costs, After By-product Credits, per Silver Ounce	$7.03	$9.42	$9.61

Investor Relations, Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com

	Lucky Friday Unit
In thousands (except per ounce amounts)	Three Months Ended December 31,	Year Ended December 31,	Estimate for
	2016	2016	2017
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$19,514	$76,210	$93,800
Depreciation, depletion and amortization	(3,036)	(11,810)	(23,700)
Treatment costs	4,954	20,277	19,500
Change in product inventory	(60)	(1,162)	—
Other costs	(39)	(101)	—
Exploration	76	76	—
Sustaining capital	9,318	41,536	23,000
All-In Sustaining Costs, Before By-product Credits (1)	30,727	125,026	112,600
By-product credits	(14,552)	(50,722)	(67,200)
All-In Sustaining Costs, After By-product Credits	$16,175	$74,304	$45,400
Divided by silver ounces produced	874	3,596	3,600
All-In Sustaining Costs, Before By-product Credits, per Silver Ounce	$35.16	$34.77	$31.28
By-product credits per silver ounce	(16.65)	(14.11)	(18.67)
All-In Sustaining Costs, After By-product Credits, per Silver Ounce	$18.51	$20.66	$12.61

In thousands (except per ounce amounts)	San Sebastian Unit
	Three Months Ended December 31,	Year Ended December 31,	Estimate for
	2016	2016	2017
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$7,798	$31,233	$35,500
Depreciation, depletion and amortization	(1,274)	(3,782)	(10,000)
Treatment costs	311	1,504	900
Change in product inventory	(144)	1,599	100
Other costs	(556)	(2,013)	—
Exploration	1,661	4,043	4,100
Sustaining capital	341	1,540	1,500
All-In Sustaining Costs, Before By-product Credits (1)	8,137	34,124	32,100
By-product credits	(8,706)	(42,667)	(26,100)
All-In Sustaining Costs, After By-product Credits	$(569)	$(8,543)	$6,000
Divided by silver ounces produced	860	4,294	3,000
All-In Sustaining Costs, Before By-product Credits, per Silver Ounce	$9.46	$7.95	$10.70
By-product credits per silver ounce	(10.12)	(9.94)	(8.70)
All-In Sustaining Costs, After By-product Credits, per Silver Ounce	$(0.66)	$(1.99)	$2.00

Investor Relations, Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com

The following table calculates all-in sustaining costs, before by-product credits, per gold ounce and all-in sustaining costs, after by-product credits, per gold ounce (in thousands, except ounce and per ounce amounts):

	Casa Berardi Unit
In thousands (except ounce and per ounce amounts)	Three Months Ended December 31,	Year Ended December 31,	Estimate for
	2016	2016	2017
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$49,074	$155,711	$170,000
Depreciation, depletion and amortization	(14,748)	(47,312)	(46,700)
Treatment costs	637	1,264	600
Change in product inventory	(1,323)	2,890	(1,400)
Reclamation and other costs	(3)	(1)	—
Exploration	1,051	3,331	4,900
Sustaining capital	17,467	66,326	50,000
All-In Sustaining Costs, Before By-product Credits (1)	52,155	182,209	177,400
By-product credits	(163)	(572)	(600)
All-In Sustaining Costs, After by-product credits	$51,992	$181,637	$176,800
Divided by gold ounces produced	41,693	145,975	150,000
All-In Sustaining Costs, Before By-product Credits, per Gold Ounce	$1,250.93	$1,248.22	$1,183
By-product credits per gold ounce	(3.91)	(3.92)	(4)
All-In Sustaining Costs, After By-product Credits, per Gold Ounce	$1,247.02	$1,244.30	$1,179

	Total, All Locations
In thousands	Three Months Ended December 31,	Year Ended December 31,	Estimate for
	2016	2016	2017
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$120,697	$454,451	$527,400
Depreciation, depletion and amortization	(33,049)	(115,468)	(148,100)
Treatment costs	22,587	85,799	86,000
By-product credits	(71,485)	(255,743)	(300,000)
Change in product inventory	2,690	1,461	(100)
Reclamation and other costs	(424)	(1,725)	—
Exploration	3,684	11,000	16,300
Sustaining capital	39,344	157,042	120,500
General and administrative expense	13,311	45,040	35,000

All-In Sustaining Costs, After By-product Credits	$97,355	$381,857	$337,000

(1)

Includes all direct and indirect operating cash costs related directly to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining and marketing expense, on-site general and administrative costs, royalties and mining production taxes, before by-product revenues earned from all metals other than the primary metal produced at each unit. In addition, on-site exploration, reclamation, and sustaining capital costs are also included.

(2)

All-in sustaining costs, before by-product credits for our consolidated silver properties includes corporate costs for all general and administrative expenses, and exploration and sustaining capital which support the operating properties.

Investor Relations, Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com

Reconciliation of Net Income (Loss) Applicable to Common Shareholders (GAAP) to Adjusted Net Income (Loss) Applicable to Common Shareholders (non-GAAP)

This release refers to a non-GAAP measure of adjusted net income (loss) applicable to common stockholders and adjusted net income (loss) per share, which are indicators of our performance. They exclude certain impacts which are of a nature which we believe are not reflective of our underlying performance. Management believes that adjusted net income (loss) per common share provides investors with the ability to better evaluate our underlying operating performance.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Net (loss) income applicable to common stockholders (GAAP)	$20,124	$(63,101)	$68,995	$(87,520)

Adjusting items:
Gains on derivatives contracts	(4,423)	—	(4,423)	(8,252)
Provisional price loss (gains)	1,294	(73)	918	(634)
Environmental accruals	—	255	1,351	8,953
Foreign exchange (gain) loss	(4,787)	(5,033)	2,926	(24,551)
Acquisition costs	528	—	2,695	2,162
Change in deferred tax asset valuation allowance	(2,618)	76,354	(11,568)	76,354
Income tax effect of above adjustments	1,040	(73)	(216)	(892)

Adjusted net income (loss) applicable to common stockholders	$11,158	$8,329	$60,678	$(34,380)

Weighted average shares - basic	395,229	378,113	386,416	373,954

Weighted average shares - diluted	397,717	378,113	389,322	373,954

Basic adjusted net income (loss) per common share	$0.03	$0.02	$0.16	$(0.09)

Diluted adjusted net income (loss) per common share	$0.03	$0.02	$0.16	$(0.09)

(1) Adjusted net income (loss) applicable to common stockholders and adjusted net income (loss) per share are non-GAAP measures which are indicators of our performance. They exclude certain impacts of a nature that we believe are not reflective of our underlying performance. Management believes that adjusted net income (loss) per common share provides investors with the ability to better evaluate our underlying operating performance.

Investor Relations, Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com

Reconciliation of Net Income (Loss) (GAAP) and Debt (GAAP) to Adjusted EBITDA (non-GAAP) and Net Debt (non-GAAP)

This release refers to the non-GAAP measures of adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA"), which is a measure of our operating performance, and net debt to adjusted EBITDA for the last 12 months (or "LTM adjusted EBITDA"), which is a measure of our ability to service our debt. Adjusted EBITDA is calculated as net income (loss) before the following items: interest expense, income tax provision, depreciation, depletion, and amortization expense, exploration expense, pre-development expense, acquisition costs, interest and other income (expense), foreign exchange gains and losses, gains and losses on derivative contracts, unrealized gains on investments, provisions for environmental matters, stock-based compensation, and provisional price gains and losses. Net debt is calculated as total debt, which consists of the liability balances for our Senior Notes, capital leases, and other notes payable, less the total of our cash and cash equivalents and short-term investments. Management believes that, when presented in conjunction with comparable GAAP measures, adjusted EBITDA and net debt to LTM adjusted EBITDA are useful to investors in evaluating our operating performance and ability to meet our debt obligations. The following table reconciles net income (loss) and debt to adjusted EBITDA and net debt:

Dollars are in thousands	Three Months Ended		Twelve Months Ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Net income (loss)	$20,262	$(62,963)	$69,547	$(86,968)
Plus: Interest expense, net of amount capitalized	5,141	6,039	21,796	25,389
Plus: Income taxes	4,825	60,503	27,428	56,310
Plus: Depreciation, depletion and amortization	33,049	30,840	115,468	111,489
Plus: Exploration expense	4,549	2,997	14,720	17,745
Plus: Pre-development expense	1,662	379	3,137	4,213
Plus: Acquisition costs	528	—	2,695	2,162
Plus/(Less): Foreign exchange (gain) loss	(4,787)	(5,033)	2,926	(24,551)
Less: (Gains) losses on derivative contracts	(4,423)	—	(4,423)	(8,252)
Plus/(Less): Provisional price (gains)/losses	1,294	(73)	918	(634)
Plus: Provision for closed operations and environmental matters	1,128	1,008	4,813	12,036
Plus: Stock-based compensation	1,370	1,389	5,932	5,425
Plus: Unrealized losses on investments	665	107	177	3,333
Less: Other	(161)	(699)	(507)	(872)

Adjusted EBITDA	$65,102	$34,494	$264,627	$116,825

Total debt			$512,940	$520,496
Less: Cash, cash equivalents and short-term investments			198,894	155,209
Net debt			$314,046	$365,287
Net debt/LTM adjusted EBITDA			1.2	3.1

Investor Relations, Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com

Reconciliation of Cash Provided by Operating Activities (GAAP) to Free Cash Flow (non-GAAP)

This release refers to a non-GAAP measure of free cash flow, calculated as cash provided by operating activities, less additions to properties, plants, equipment and mineral interests and a one-time item for settlement of an insurance policy for reclamation of the Troy Mine. Management believes that, when presented in conjunction with comparable GAAP measures, free cash flow is useful to investors in evaluating our operating performance. The following table reconciles cash provided by operating activities to free cash flow:

Dollars are in thousands	Three Months Ended		Twelve Months Ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Cash provided by operating activities	$52,214	$27,477	$225,328	$106,445
Less: Additions to properties, plants equipment and mineral interests	(44,552)	(42,044)	(164,788)	(137,443)
Less: Troy reclamation insurance settlement	—	—	(16,000)	—

Free cash flow	$7,662	$(14,567)	$44,540	$(30,998)

Investor Relations, Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com

Reserves and Resources - 12/31/2016

Proven Reserves
	Tons	Silver	Gold	Lead	Zinc	Silver	Gold	Lead	Zinc	Copper
Asset	(000)	(oz/ton)	(oz/ton)%		%	(000 oz)	(000 oz)	Tons	Tons	Tons
Greens Creek (a)	9	15.5	0.09	2.5	6.6	140	1	230	600	—
Lucky Friday (a)	3,308	17.5	—	10.4	3.3	57,925	—	345,360	110,400	—
Casa Berardi (1)	2,575	—	0.11	—	—	—	272	—	—	—
San Sebastian (a)	43	23.4	0.19	—	—	1,008	8	—	—	—
Total	5,935					59,073	281	345,590	111,000	—

Probable Reserves
	Tons	Silver	Gold	Lead	Zinc	Silver	Gold	Lead	Zinc	Copper
Asset	(000)	(oz/ton)	(oz/ton)%		%	(000 oz)	(000 oz)	Tons	Tons	Tons
Greens Creek (a)	7,585	11.7	0.09	2.9	7.6	88,729	672	217,050	575,530	—
Lucky Friday (a)	1,542	12.9	—	7.9	2.8	19,912	—	121,640	43,410	—
Casa Berardi (1)	7,752	—	0.13	—	—	—	1,037	—	—	—
San Sebastian (a)	283	16.2	0.1	—	—	4,593	29	—	—	—
Total	17,162					113,233	1,738	338,690	618,940	—

Proven and Probable Reserves
	Tons	Silver	Gold	Lead	Zinc	Silver	Gold	Lead	Zinc	Copper
Asset	(000)	(oz/ton)	(oz/ton)%		%	(000 oz)	(000 oz)	Tons	Tons	Tons
Greens Creek (a)	7,594	11.7	0.09	2.9	7.6	88,869	673	217,280	576,130	—
Lucky Friday (a)	4,850	16.1	—	9.6	3.2	77,837	—	467,000	153,810	—
Casa Berardi (1)	10,327	—	0.13	—	—	—	1,309	—	—	—
San Sebastian (a)	326	17.2	0.11	—	—	5,600	37	—	—	—
Total	23,096					172,306	2,019	684,280	729,940	—

Investor Relations, Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com

Measured Resources
	Tons	Silver	Gold	Lead	Zinc	Silver	Gold	Lead	Zinc	Copper
Asset	(000)	(oz/ton)	(oz/ton)%		%	(000 oz)	(000 oz)	Tons	Tons	Tons
Greens Creek (b)	—	—	—	—	—	—	—	—	—
Lucky Friday (2)(b)	14,698	6.3	—	4.2	2.3	92,178	—	610,550	344,890	—
Casa Berardi (3)	2,108	—	0.16	—	—	—	340	—	—	—
San Sebastian (4)(b)	—	—	—	—	—	—	—	—	—	—
Heva (5)	5,480	—	0.06	—	—	—	304	—	—	—
Hosco (5)	33,070	—	0.04	—	—	—	1,296	—	—	—
Rio Grande Silver (6)(b)	—	—	—	—	—	—	—	—	—	—
Star (7)(a)	—	—	—	—	—	—	—	—	—	—
Total	55,355					92,178	1,940	610,550	344,890	—

Indicated Resources
	Tons	Silver	Gold	Lead	Zinc	Silver	Gold	Lead	Zinc	Copper
Asset	(000)	(oz/ton)	(oz/ton)%		%	(000 oz)	(000 oz)	Tons	Tons	Tons
Greens Creek (b)	1,785	10.8	0.09	3.1	7.8	19,320	154	55,980	139,660	—
Lucky Friday (2)(b)	6,801	6.0	—	4.2	2.2	40,853	—	282,790	146,550	—
Casa Berardi (3)	11,220	—	0.1	—	—	—	1,128	—	—	—
San Sebastian (4)(b)	1,530	5.4	0.07	—	—	8,285	114	14,620	19,050	8,420
Heva (5)	5,570	—	0.07	—	—	—	369	—	—	—
Hosco (5)	31,620	—	0.04	—	—	—	1,151	—	—	—
Rio Grande Silver (6)	516	14.8	—	2.1	1.1	7,620	—	10,760	5,820	—
Star (7)(b)	1,126	2.9	—	6.2	7.4	3,301	—	69,900	83,410	—
Total	60,167					79,379	2,917	434,050	394,490	8,420

Investor Relations, Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com

Measured & Indicated Resources
	Tons	Silver	Gold	Lead	Zinc	Silver	Gold	Lead	Zinc	Copper
Asset	(000)	(oz/ton)	(oz/ton)%		%	(000 oz)	(000 oz)	Tons	Tons	Tons
Greens Creek (b)	1,785	10.8	0.09	3.1	7.8	19,320	154	55,980	139,660	—
Lucky Friday (2)(b)	21,499	6.2	—	4.2	2.3	133,031	—	893,340	491,440	—
Casa Berardi (3)	13,327	—	0.11	—	—	—	1,468	—	—	—
San Sebastian (4)(b)	1,530	5.4	0.07	—	—	8,285	114	14,620	19,050	8,420
Heva (5)	11,050	—	0.06	—	—	—	672	—	—	—
Hosco (5)	64,690	—	0.04	—	—	—	2,447	—	—	—
Rio Grande Silver (6)	516	14.8	—	2.1	1.1	7,620	—	10,760	5,820	—
Star (7)(b)	1,126	2.9	—	6.2	7.4	3,301	—	69,900	83,410	—
Total	115,522					171,557	4,856	1,044,600	739,380	8,420

Inferred Resources
	Tons	Silver	Gold	Lead	Zinc	Copper	Silver	Gold	Lead	Zinc	Copper
Asset	(000)	(oz/ton)	(oz/ton)%		%	%	(000 oz)	(000 oz)	Tons	Tons	Tons
Greens Creek (b)	3,397	11.9	0.08	2.9	7.2	—	40,253	285	98,380	243,220	—
Lucky Friday (8)(b)	4,427	7.7	—	5.6	2	—	34,032	—	247,260	87,240	—
Casa Berardi (3)	4,635	—	0.14	—	—	—	—	628	—	—	—
San Sebastian (9) (b)	2,817	5.5	0.03	—	—	—	15,413	89	22,960	32,670	19,220
Heva (5)	4,210	—	0.08	—	—	—	—	350	—	—	—
Hosco (5)	7,650	—	0.04	—	—	—	—	314	—	—	—
Rio Grande Silver(10)	3,078	10.7	0.01	1.3	1.1	—	3,097	36	40,990	34,980	—
Star (11)(b)	3,157	2.9	—	5.6	5.5	—	9,432	—	178,670	174,450	—
Monte Cristo (12)	913	0.3	0.14	—	—	—	271	131	—	—	—
Rock Creek (13)	97,573	1.5	—	—	—	0.7	148,094	—	—	—	655,070
Montanore (14)	112,185	1.6	—	—	—	0.7	183,346	—	—	—	759,420
Total	244,041						463,938	1,833	588,260	572,560	1,433,710

Note: All estimates are in-situ except for the proven reserves at Greens Creek and San Sebastian which are in surface stockpiles. Resources are exclusive of reserves.
(a)	Mineral reserves are based on $1200 gold, $14.50 silver, $0.90 lead, $1.05 zinc, unless otherwise stated.
(b)	Mineral resources are based on $1350 gold, $21 silver, $0.95 lead, $1.10 zinc and $3.00 copper, unless otherwise stated.
(1)	Mineral reserves are based on $1200 gold and a US$/CAN$ exchange rate of 1:1.4 Reserve diluted to an average of 34.7% to minimum width of 9.8 feet (3m).
Open pit mineral reserves of the Principal Mine were estimated in February 2011 by BBA Inc. based on $950 gold and a US$/CAN$ exchange rate of 1:1. Reserve diluted to 10%
Technical Report on the Pre-Feasibility Study for the Casa Berardi Principal Zone Open-Pit Project, La Sarre, Quebec, February 2011
Prepared by: Patrice Live, Eng. - BBA Inc.; Amanda Fitch, Jr. Eng. - BBA Inc.; Andre Allaire, Eng., M. Eng., Ph.D. - BBA
(2)	Measured and indicated resources from Gold Hunter and Lucky Friday vein systems are diluted and factored for expected mining recovery.
(3)	Measured, indicated and inferred resources are based on $1,350 gold and a US$/CAN$ exchange rate of 1:1.4 Underground resources are reported at a minimum mining width of 6.6 to 9.8 feet (2 m to 3 m)
Open pit mineral resources of the Principal Mine were estimated in February 2011 by BBA Inc. based on $950 gold and a US$/CAN$ exchange rate of 1:1
Technical Report on the Pre-Feasibility Study for the Casa Berardi Principal Zone Open-Pit Project, La Sarre, Quebec, February 2011
Prepared by: Patrice Live, Eng. - BBA Inc.; Amanda Fitch, Jr. Eng. - BBA Inc.; Andre Allaire, Eng., M. Eng., Ph.D. - BBA
Open pit mineral resources of the 160 Zone were estimated by InnovExplo Inc., effective date 24 August, 2011, based on $1,250 gold and a US$/CAN$ exchange rate of 1:1, Resources diluted to 12%
Preliminary Economic Assessment on the Casa Berardi Mine - Zone 160, May 4, 2012
Prepared by: Nathalie Gauthier, Eng., P.Eng., - InnovExplo; Gilles Carrier, Eng., Aurizon Mines Ltd.

Investor Relations, Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com

(4)

Indicated resources reported at a minimum mining width of 6.6 feet (2 m) for Hugh Zone and 4.9 feet (1.5 m) for Andrea Vein, Middle Vein, and North Vein. East Francine resources reported at actual vein width.

San Sebastian Hugh Zone also contains 8,420 tons of copper at 1.7% Cu within 499,200 tons of indicated resource.
(5)	Measured, indicated and inferred resources were estimated in by Goldminds Geoservices Inc. with effective date 12-July-2013, and are based on $1,300 gold and a US$/CAN$ exchange rate of 1:1.
The resources are in-situ without dilution and material loss.
NI43-101 Technical Report, Mineral Resource Update, Heva-Hosco Gold Projects, Rouyn-Noranda, Quebec, Hecla Quebec, December 2013
Prepared by: Claude Duplessis, Eng. Project Manager - GoldMinds Geoservices Inc.; Maxime Dupéré, P.Geo - SGS Canada Inc. (Geostat)
(6)	Indicated resources reported at a minimum mining width of 6.0 feet for Bulldog; resources based on $26.5 Ag, $0.85 Pb, and $0.85 Zn
(7)	Indicated resources reported at a minimum mining width of 4.3 feet.
(8)	Inferred resources from Gold Hunter and Lucky Friday vein systems are diluted and factored for expected mining recovery.
(9)

Inferred resources reported at a minimum mining width of 6.6 feet (2 m) for Hugh Zone and 4.9 feet (1.5 m) for Andrea Vein, Middle Vein, and North Vein. East Francine resources reported at actual vein width.

San Sebastian Hugh Zone also contains 19,220 tons of copper at 1.5% within 1,311,300 tons of inferred resource.
(10)	Inferred resources reported at a minimum mining width of 6.0 feet for Bulldog, 5.0 feet for Equity & North Amethyst veins; resources based on $1400 Au, $26.5 Ag, $0.85 Pb, and $0.85 Zn.
(11)	Inferred resources reported at a minimum mining width of 4.3 feet.
(12)	Inferred resource reported at a minimum mining width of 5.0 feet; resources based on $1400 Au, $26.5 Ag.
(13)	Inferred resource reported at a minimum thickness of 15 feet; Rock Creek also contains 655,070 tons of copper at 0.7% within stated inferred resource tonnage.
Inferred resources at Rock Creek adjusted given mining restrictions as defined by U.S. Forest Service - Kootenai National Forest in the June 2003 'Record of Decision, Rock Creek Project'.
(14)	Inferred resource reported at a minimum thickness of 15 feet; Montanore also contains 759,420 tons of copper at 0.7% within stated inferred resource tonnage.

Inferred resources at Montanore adjusted given mining restrictions as defined by U.S. Forest Service, Kootenai National Forest, Montana DEQ in the December 2015 'Joint Final EIS, Montanore Project' and the February 2016 U.S. Forest Service - Kootenai National Forest 'Record of Decision, Montanore Project'.

*	Totals may not represent the sum of parts due to rounding

Investor Relations, Hecla Mining Company • 1-800-432-5291• hmc-info@hecla-mining.com